Exhibit 4.8

SECURED PROMISSORY NOTE

$345,000.00	May 29, 2015
New York, New York

FOR VALUE RECEIVED, PROTALEX, INC., a Delaware corporation (“Protalex”), having an address at 131 Columbia Turnpike, Suite 1, Florham Park, NJ 07932 (the “Company”), unconditionally promise to pay to the order of NIOBE VENTURES, LLC, a Delaware limited liability company (hereinafter referred to as the “Holder”), at the offices of Morse, Zelnick, Rose & Lander LLP, 825 Third Avenue, 16th floor, New York, New York 10022, or at such other place as Holder may designate in writing, the principal sum of Three Hundred Forty Five Thousand and 00/100 Dollars ($345,000.00) (the “Principal Sum”), with interest thereon computed from the date hereof until maturity, whether on the Maturity Date (as hereinafter defined), by acceleration, or otherwise, at the rate of three percent (3.00%) per annum (the “Interest Rate”), and thereafter, in accordance with the terms of this Note, at the Default Rate (as hereinafter defined and governed), together with any costs, expenses and attorneys’ fees incurred by Holder pursuant to the provisions hereof. Any amounts that remain unpaid after the Maturity Date shall thereafter bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”). Interest as aforesaid shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

The Principal Sum and all accrued interest on this Note shall be due on September 1, 2016, or such earlier date as provided for in Section 5 hereof (the “Maturity Date”). The Maturity Date is subject to acceleration in accordance with Section 4 hereof.

Section 1. Promissory Note. This Note is a direct debt obligation of the Company and, pursuant to the Consolidated, Amended and Restated Security Agreement dated the date hereof (the “A/R Security Agreement”) all of the Company’s obligations hereunder are secured by a first priority perfected security interest in all of the assets of the Company (the “Security”) for the benefit of the Holder.

Section 2. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Event of Default” shall have the meaning set forth in Section 6.

“Fundamental Transaction” shall have the meaning set forth in Section 4.

“Liquidity Event” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of this Note regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Subsidiary” means any Person in which the Company owns more than 50% of the outstanding equity.

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Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same, No service charge will be made for such registration of transfer or exchange.

b) Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Company’s books and records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Acceleration of Maturity Date. If, at any time while this Note is outstanding: (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, immediately prior to the occurrence of such Fundamental Transaction the Principal Sum and all accrued but unpaid interest payable hereunder shall automatically become, at the Holder’s election, immediately due and payable in cash.

Section 5. Mandatory Prepayment, Partial Prepayment. If, at any time while this Note is outstanding, the Company receives in the aggregate, from a single or multiple “Liquidity Events” (as defined below), gross proceeds in excess of $10,000,000 (“Gross Proceeds”), then, in such event, a payment, in the aggregate (each, a “Mandatory Prepayment Amount”), in reduction of the amount then outstanding under this Note and any other note from the Company to the Holder shall immediately be due and payable in an amount equal to twenty-five (25%) percent of the Gross Proceeds received (each, a “Mandatory Prepayment Event”). The Mandatory Prepayment Amount shall be allocated pro rata to reduce the amount then outstanding under this Note and any other note from the Company to the Holder. A “Liquidity Event” shall mean each of (a) the sale of any of the Company’s equity, or equity-linked, securities, and (b) the receipt of proceeds, directly or indirectly related to a development and/or commercialization relationship entered into with an unaffiliated third party.

Section 6. Events of Default.

a) Event of Default. Wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal, or (B) interest on this Note or any other note issued by the Company to the Holder as and when the same shall become due and payable (whether on the Maturity Date, upon a Mandatory Prepayment Event or by acceleration or otherwise) which default is not cured within ten (10) Business Days after written notice from the Holder;

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ii. (A) there is commenced against the Company or any Subsidiary thereof a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof which remains undismissed for a period of 60 days; or (B) the Company or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (C) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days.

b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7. Miscellaneous.

a) Priority of Payment. Payments under this Note shall be applied first to accrued and unpaid interest and then to the Principal Sum outstanding. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

b Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at 133 Summit Avenue, Suite 22, Summit, NJ 07901, attention: Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile, telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

c) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

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d) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof; and indemnity, if requested, all reasonably satisfactory to the Company.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note, and any claim, controversy or dispute arising under or related to this Note, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations or enforcement of this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state or federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and due Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, binder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

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h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

PROTALEX, INC.

By:	/s/ Kirk M. Warshaw
Kirk M. Warshaw, Chief Financial Officer

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